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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Joseph Pamela
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   (Last)                           (First)             (Middle)

c/o Henry Schein, Inc.
135 Duryea Road
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                                    (Street)

Melville                         New York               11747
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Henry Schein, Inc.      (HSIC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     December 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                     6.
                                                     4.                               5.             Owner-
                                                     Securities Acquired (A) or       Amount of      ship
                                        3.           Disposed of (D)                  Securities     Form:      7.
                                        Transaction  (Instr. 3, 4 and 5)              Beneficially   Direct     Nature of
                      2.Trans-          Code         -------------------------------  Owned at End   (D) or     Indirect
1.                    action            (Instr. 8)                   (A)              of Month       Indirect   Beneficial
Title of Security     Date              ------------     Amount      or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)            (mm/dd/yy)         Code     V                  (D)              and 4)         (Instr.4 ) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,
par value
$0.01 per share       12/03/02           S               20,000       D     $40.762   187,570         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                         9.          Owner-
                                                                                                         Number      ship
                                                                              7.                         of          Form
          2.                                                                  Title and                  Deriv-      of
          Conver-                     5.                                      Amount of                  ative       Deriv-  11.
          sion                        Number of                               Underlying                 Secur-      ative   Nature
          or                          Derivative            6.                Securities        8.       ities       Secur-  of
          Exer-              4.       Securities            Date              (Instr.3          Price    Benefi-     ity:    In-
          cise     3.        Trans-   Acquired (A)          Exercisable and   and 4)            of       cially      Direct  direct
1.        Price    Trans-    action   or Disposed           Expiration Date   -------------     Deriv-   Owned       (D) or  Bene-
Title of  of       action    Code     of(D)                 (Month/Day/Year)         Amount     ative    at End      In-     ficial
Deriva-   Deriv-   Date      (Instr.  (Instr. 3,            ----------------         or         Secur-   of          direct  Owner-
tive      ative    (Month/   8)       4 and 5)              Date    Expira-          Number     ity      Month       (I)     ship
Security  Secur-   Day/      -------  --------------------  Exer-   tion             of         (Instr.  (Instr.     (Instr. (Instr.
(Instr.3) ity      Year)     Code V   (A)       (D)         cisable Date      Title  Shares     5)       4)          4)      4)
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

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
Explanation of Responses:



                                By: /s/Pamela Joseph                  12/12/02
                                   -------------------------------   -----------
                                   **Signature of Reporting Person      Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.